CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF TRUST

OF

BMO LLOYD GEORGE FRONTIER MARKETS EQUITY FUND

The undersigned certifies that:

1.	The name of the statutory trust is BMO Lloyd George Frontier Markets Equity Fund (the “Trust”).

2.	The amendment to the Certificate of Trust of the Trust set forth below (the “Amendment”) has been duly authorized by the Board of Trustees of the Trust:

The First Article of the Certificate of Trust is hereby amended to read as follows:

FIRST: The name of the statutory trust formed hereby is BMO LGM Frontier Markets Equity Fund.

3.	This Amendment shall become effective on July 29, 2014.

4.	This Amendment is made pursuant to the authority granted to the trustee of the Trust under Section 3810(b) of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) and pursuant to the authority set forth in the governing instrument of the Trust.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Amendment on the 25th day of July, 2014.

/s/ John M. Blaser
John M. Blaser, Trustee